June 2014 Investor Presentation

Safe Harbor This document contains forward - looking statements and management may make additional forward looking statements in response to your questions . Forward - looking statements include statements regarding the intent, belief or current expectations of the Company and its management about the Company’s business, financial condition and results of operations, among other factors . In some cases you can identify these statements by forward - looking words such as “may,” “might,” “will,” “will likely result,” “should,” “anticipates,” “expects,” “intends,” “plans,” “seeks,” “estimates,” “potential,” “continue,” “believes” and similar expressions, although some forward - looking statements are expressed differently . These forward - looking statements are based on the Company’s current expectations and assumptions that are subject to risks and uncertainties that may cause its actual results, performance, or achievements to differ materially from any expected future results, performance, or achievements expressed or implied by such forward - looking statements . All statements other than statements of historical fact are statements that could be deemed forward - looking statements . These risks and uncertainties include, but are not limited to the level of demand for the Company’s coverage and the incidence of catastrophic events related to its coverage ; the Company’s ability to grow and remain profitable in the competitive insurance industry ; its ability to access additional capital ; its ability to attract and retain qualified personnel ; changes in general economic, business and industry conditions ; and legal, regulatory, and tax developments . The Company has filed a Registration Statement (Registration Statement No . 333 - 196119 ) with the SEC for the offering to which this communication relates . Before you invest, you should read the Registration Statement and other documents the Company has filed with the SEC for more complete information about the Company and the offering . You may obtain these documents for free by visiting EDGAR on the SEC website at www . sec . gov . Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the Registration Statement if you request it from : Aegis Capital Corp . , Attention : Prospectus Department, 810 Seventh Ave . , 18 th Floor, New York, NY, 10019 , Telephone : 212 - 813 - 1010 , email : prospectus@aegiscap . com . There is no assurance that the Company’s expectations will be realized . If one or more of these risks or uncertainties materialize, or if the Company’s underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated, or projected . Such risks and uncertainties also include those set forth under “Risk Factors” in the Registration Statement . The Company’s forward - looking statements speak only as of the time that they are made and do not necessarily reflect the Company’s outlook at any other point in time . Except as required by law or regulation, the Company undertakes no obligation to update publicly any forward - looking statements, whether as a result of new information, future events, or for any other reason . 2

Ticker (NASDAQ: PIH) Stock Price $8.81 (as of 5/30/ 2014) Shares Outstanding 3.48 million Market Cap $30.7 million (as of 5/30/2014) Sector/Industry Insurance A homeowners’ insurance company in states where we believe there is a significant potential for generating high returns on equity with controlled risk

Offering Summary Issuer 1347 Property Insurance Holdings, Inc. (“PIH”) Insurance Subsidiary Maison Insurance Company (“Maison”) Exchange / Ticker Nasdaq: PIH Shares Offered 2,497,162 Over - allotment Option 374,574 Use of Proceeds* • Approximately $ 3 . 3 million for general corporate purposes, including spending for business development, sales and marketing, and working capital • Approximately $ 17 . 0 million for the formation and capitalization of a new insurance subsidiary or subsidiaries, which will allow for expansion into coastal states, and the remainder used to pursue acquisitions or to capitalize an offshore reinsurance subsidiary Book Running Manager Aegis Capital Corp. Co - Manager EarlyBirdCapital , Inc. 4 * Assuming a public offering price of $8.81 per share, which is the last reported sale price of our common stock on the NASDAQ Capital Market on May 30, 2014.

Offering Rationale Expected Capital Allocation Company is seeking additional capital to accelerate the growth of PIH through: • Increase surplus to continue growth in policy holders in Louisiana • Explore start - up possibilities to rapidly expand into other states • Initial Target Markets – Florida, Texas, Hawaii • Reinsurance and other related opportunities 5

Management Background • Current management team founded the Company in 2012 on the premise of leveraging years of experience in markets where there is a substantive need for well - run insurance carriers • Over 100 years of combined homeowners’ insurance experience in coastal states Gordon G. Pratt Chairman • Executive with over 20 years insurance industry experience • Current or past director, investor, executive or advisor to more than two dozen insurance enterprises • Private equity, banking, insurance, finance and executive • Chase Manhattan Bank, Conning & Company, Hales Group, Willis Group, Fund Management Group Douglas Raucy President and CEO • President and CEO of Maison Insurance Company • Founder of three homeowners’ insurance companies • Former head of Allstate’s national catastrophe team with over 20 years experience as an Allstate employee in various positions John Hill, CPA Chief Financial Officer • CFO of Maison Insurance Company, previously CFO of three other P/C insurance companies • Over 15 years in Florida homeowners’ market • 10 years of experience at “Big Four” accounting firm Dean Stroud VP of Underwriting • VP of Underwriting for Maison Insurance Company • Former President of Audubon Insurance Company (AIG subsidiary) • Over 40 years of homeowners’ underwriting experience 6

Management’s Criteria ~ Targeting the Correct Markets Creating a homeowners’ insurance company in states where we believe there is a significant potential for generating high returns on equity with controlled risk Market Criteria Includes: • Target states with high property premiums in U . S . ~ hardening rates • Seek favorable legislative environment • Areas where industry giants (State Farm, Allstate, Farmers) are looking to decrease coastal risk exposure • Locations where management has experience in writing and managing wind - risk and independent and captive agent contacts • Ability to grow to scale quickly in part due to an existing state - run depopulation program – State - run insurer provides property insurance to marketplace and looks to shrink over time by allowing private insurers to “take out” policies and assume that risk 7

Compelling Investment Opportunity Integrated Insurance Company Targeting High Potential Markets Management Team with Experience Establishing and Managing Coastal Business Favorable Reinsurance Market Plan for Expansion into Florida, Texas and Hawaii 8

Business Overview ~ What is PIH • PIH is a holding company that owns an admitted property and casualty insurance company based in Louisiana, doing business as Maison Insurance Company and a managing general agency (MGA) doing business in Louisiana, Maison Managers Inc . • Maison Insurance Company provides full coverage to personal residential dwellings on a multi - peril form to single family structures including manufactured housing units . Additionally it provides reduced coverage and wind/hail only coverage . • Company is currently writing in Louisiana . • Managed by insurance professionals with collectively over 100 years of insurance experience . Corporate structure: Maison Insurance Company Maison Managers, Inc. 1347 Property Insurance Holdings, Inc. # of Policies Approximately 13,900 at 3/31/14 Total Assets $42.9 million 10

Company History



Maison Insurance Company is Formed in October 2012
December 2012 Maison participates in Louisiana "wind/ hail-only" depopulation from Citizens, LA's state run insurer
Company reports profitable operations in 2013 third quarter, begins to achieve necessary scale
Completion of IPO raising $17.4 million. Trades as PIH on NASDAQ; Company utilizing proceeds to assume a larger number of policies in Louisiana
PIH expects to use proceeds from this offering to potentially enter other coastal states (Florida, Texas, Hawaii)
2012
2013
2014
October 2012 Company names Douglas Raucy CEO
December 2012 Maison assumes approximately 3,000* wind/hail-only policies from Citizens
December 2013 Maison assumes approximately 3,500 wind/hail-only policies from Citizens
Company currently has 13,900 policies-in-force; compared to 11,500 at 12/31/2013
Company reports profitable operations in 2014 first quarter; highlighted by a 45.3% combined ratio

* Approximately 2,500 remain in force as of 12/31/2013

11

1347 PROPERTY INSURANCE HOLDINGS

Louisiana ~ An Ideal Initial Market to Operate In • Among the high est overall property insurance rates in the country • Low loss costs and attritional (non - catastrophe) loss ratios • Wind/hail - only policies are limited to providing coverage for these types of weather • Favorable regulatory environment • Significant opportunity to rapidly expand independent agent distribution network through Chief Underwriting Officer’s 40 years of experience in Louisiana homeowner market Population 4.6 million Total Number of Households Approximately 1.7 million Homeowners Direct Premiums Written $2.6 Billion* 3 - year CAGR for Direct Premiums Written (2011 - 2013) 3.45% Top Three in Market Share State Farm / Allstate / LA Citizens * Source : U . S . Census, SNL Financial (Louisiana Homeowners Lines of Business) December 31 , 2013 Personal Property – Homeowner Multi - peril, fire, allied lines 12

Assuming Policies From Citizens ~ How it Works Louisiana Citizens Property Insurance Company, or Citizens • Citizens c urrently writes homeowners insurance for approximately 7 % of Louisiana properties as an insurer of last resort • The state of Louisiana implemented an insurance “take - out” program to reduce the number of properties insured by Citizens . • Under this take - out program, state - approved insurance companies, such as Maison, have the opportunity to assume insurance policies written by Citizens • Occurs annually, on December 1 • Take - out company assumes risk / collects unearned premium immediately 13

Effective Distribution ~ Multiple Methods of Increasing Policy Base • Since its founding, Company has established a network of agents throughout the state of Louisiana • Focus on service and quality claims handling • Company has seen steady organic policy growth since entering independent agency market • Policies written through independent agents are all - peril, including the wind/hail New Orleans, LA Baton Rouge, LA Lafayette, LA Lake Charles, LA Other Policy Acquisition Opportunities • Renewal rights transactions to gain access to niche markets • Establish partnerships as entry to geographies and property segments Independent Agency Locations 14

Disciplined Underwriting Practices • Develop products tailored for the Louisiana market • Utilize technology to adequately assess insurance to value • Physically inspect every insured risk written organically through independent agents • Use of credit • Manage catastrophe risks through reinsurance, periodic modeling of in - force exposures and individual policy characteristics, e . g . , roof engineering • Address classes of risks and rate adequacy with annual rate filings • Responsive , highly efficient , and experienced claims operation Underwriting discipline to select quality risks for wind/hail - only and full coverage policies 15

Reinsurance Rates Continue to Improve • Reinsurance brokers predict increased reinsurance capacity and lower prices  “At July 1, we saw continued significant decreases in U.S. property catastrophe program pricing.” – David Flandor, Global Head of Business Intelligence at Guy Carpenter  Referring to June 2013 renewals: “Even with a 20% to 25% rate reduction, the margins are still better on U.S. property cat than they are in any other cat - based peril.” – James Vickers, Chairman of Willis Re International and Specialty, conversation with SNL July 9, 2013 The largest cost in homeowners’ insurance is reinsurance Factors Influencing Global Supply of Reinsurance + Record levels of reinsurer capital + Increased investor interest in catastrophe bonds and similar collateralized facilities - Continued low market valuations of reinsurers’ shares = High reinsurance market supply 16

• Company has created a reinsurance program focused on preserving capital • Expects to utilize traditional reinsurance and the insurance - linked securities market to minimize reinsurance costs with 1 - in - 100 year event coverage and reinstatements Significant Reinsurance Coverage for Small Policy Base 17 $1,000,000 xs $2,000,000 Company Retention Catastrophe Occurrence $27,000,000 xs $3,000,000 RPP Cover $92,000,000 $3,000,000 $30,000,000 Top & Aggregate* $20,000,000 xs $72,000,000 1 st Event 2 nd Event Top & Aggregate $19,000,000 xs $0 3 rd and Subsequent Events Catastrophe Occurrence $25,000,000 xs $30,000,000 RPP Cover Catastrophe Occurrence $17,000,000 xs $55,000,000 RPP Cover $55,000,000 $72,000,000 Company Retention Catastrophe Occurrence $27,000,000 xs $3,000,000 Catastrophe Occurrence $25,000,000 xs $30,000,000 Catastrophe Occurrence $17,000,000 xs $55,000,000 Top & Aggregate $19,000,000 xs $72,000,000 2014 Property Catastrophe Reinsurance Structure 6/1/2014 – 5/31/2015

Growth Strategy

2014 – Expansion into Other Coastal States PIH intends, either through acquisition or organically, to expand into other coastal states that fit their selection criteria Hawaii Texas Florida Improving Legislative Environment Company would seek homeowners and “wind - only” policies and other underserved markets Favorable state - run depopulation program provides “take - out” opportunities 19 Favorable Legislative Environment Company would seek homeowners and “wind - only” policies and other underserved markets Ramp - up will be accelerated through partnerships Favorable Legislative Environment Company would seek homeowners and “wind - only” policies and other underserved markets Ramp - up will be accelerated through partnerships Last hurricane to hit Hawaii was Iniki in 1992 and that only hit one island, Kauai.

Market Opportunities The following represents the approximate aggregate industry premiums for targeted markets in the states that PIH anticipates writing (in millions): PIH’s goal is to capture between 2% and 3% of the Louisiana market in its first three years of operation State Aggregate Premium in Targeted Markets % of Targeted Market Florida (personal property) $12,937 50.4% Texas (commercial multi - peril) $9,745 38.0% Louisiana (personal property) $2,461 9.6% Hawaii (personal property) $531 2.1% Total $25,674 100.0% Source : SNL Financial 20

Selected Quarterly Financial Data 2014 2013 (in thousands, expect per - share amounts) 1 st Quarter 4 th Quarter 3 rd Quarter 2 nd Quarter 1 st Quarter 2013 Year Total Revenues $ 4,173 $ 2,562 $ 1,060 $ 533 $ 936 $ 5,091 Total Expenses 1,866 1,531 979 1,319 2,406 6,235 Income (loss) before income tax 2,307 1,031 81 (786) (1,470) (1,144) Income tax expense (benefit) 604 342 29 (263) (504) (396 Net Income (Loss) $ 1,703 $ 689 $ 52 $ (523) $ (966) $ (748) Cash flow from (for) operating activities 4,564 2,147 2,947 83 1,531 6,708 Cash flow from (for) investing activities (3,241)* (301) 1,875 1,574 Cash flow from (for) financing activities 2,000 − 1,200 1,200 Net Increase in cash $ 3,323 $ 1,846 $ 4,822 $ 1,283 $ 1,531 $ 9,482 * This use of cash was driven primarily by the purchase of fixed income securities. 21

Peer Comparables – Publicly - held Homeowners’ Insurance Companies * Capital IQ 22 (figures in millions, except per share data) Price (1) LTM Company Ticker @ 06/02/14 Market Cap Price/ Book Value LTM P/E Universal Insurance Holdings Inc. UVE $12.49 $439.5 2.4 x 7.5 x HCI Group, Inc. HCI $38.77 $439.3 2.5 7.3 United Insurance Holdings Corp. UIHC $17.65 $367.9 2.1 10.6 Federated National Holding Company FNHC $23.44 $265.2 2.2 12.0 Heritage Insurance Holdings, Inc. HRTG $12.43 $203.4 1.8 5.9 MEAN 2.2 x 8.7 x 1347 Property Insurance Holdings, Inc. PIH $8.81 $30.7 1.1 x 6.2 x Source: Bloomberg and Wall Street Research Note: LTM = Latest Twelve Months NM = Not Meaningful; NA = Not Available (1) Stock price as of June 2, 2014

Investment Considerations • A homeowners’ insurance company focused on market geographies with addressable needs • Dedicated management team with experience launching and rapidly expanding coastal insurance companies  Remaining focused on the markets we know • Clean balance sheet with no legacy issues • Opportunities for growth through partnerships with agency organizations, “take - out” programs, and expansion into other states 23

Contact Us For Additional Information At The Company Doug Raucy Chief Executive Officer draucy@maisonins.com Investor Relations The Equity Group Adam Prior Senior Vice President aprior@equityny.com 24

Appendix: Financial Statements

Consolidated Balance Sheet (in thousands) March 31, 2014 December 31, 2013 Assets ( unaudited ) Investments: Fixed income securities, at fair value (amortized cost of $3,535 and $301, respectively) 3,530 301 Short - term investments pledged, at cost which approximates value $ 100 $ 100 Total investments 3,630 401 Cash and cash equivalents 18,330 15,007 Premiums receivable 1,813 3,805 Other receivables 15,939 — Ceded unearned premiums 526 1,126 Deferred policy acquisition costs 2,042 1,925 Net deferred federal income taxes 508 571 Other assets 66 343 Total Assets $ 42,854 $ 23,178 Liabilities and Shareholders’ Equity Liabilities: Loss and loss adjustment expense reserves $ 405 $ 354 Unearned premium reserves 11,647 11,004 Ceded reinsurance premiums payable 100 50 Agent commissions payable 350 254 Premiums collected in advance 718 213 Payable to related party 932 2,668 Current income taxes payable 539 — Accrued expenses and other liabilities 1,471 753 Total Liabilities 16,162 15,296 Shareholders’ Equity: Common stock, $ 0.001 par value; authorized 10,000,000 shares ; 3,483,125 and 1,000,000 issued and outstanding at March 31, 2014 and December 31, 2013, respectively $ 3 $ 1 Additional paid - in capital 26,357 8,749 Retained earnings (accumulated deficit) 335 (868) Accumulated other comprehensive loss (3) — Total Shareholders’ Equity 26,692 7,882 Total Liabilities and Shareholders’ Equity $ 42,854 $ 23,178 26

(in thousands, unaudited) Three months ended March 31, 2014 2013 Revenues : Net premiums earned $ 4,114 $ 915 Net investment income 4 21 Other income 55 — Total revenues 4,173 936 Expenses : Net losses and loss adjustment expenses 384 1,847 Amortization of deferred policy acquisition costs 881 203 General and administrative expenses 601 356 Total expenses 1,866 2,406 Income (loss) before income tax expense (benefit) 2,307 (1,470) Income tax expense (benefit) 604 (504) Net income (loss) $ 1,703 $ (966) Less : Beneficial conversion feature on convertible preferred shares 500 — Net income (loss) attributable to common shareholders $ 1,203 $ (966) Earnings (loss) per share – net income (loss) attributable to common shareholders : Basic : $ 1.17 $ (0.97) Diluted : $ 1.17 $ (0.97) Weighted average shares outstanding (in ‘ 000 s) : Basic : 1,028 1,000 Diluted : 1,028 1,000 Consolidated Statements of Comprehensive Income (Loss) Net income (loss) $ 1,703 $ (966) Other comprehensive loss, net of taxes : Unrealized losses on fixed income securities : Unrealized losses arising during the period (3) — Reclassification adjustment for amounts included in net income (loss) — — Other comprehensive loss (3) — Comprehensive income (loss) $ 1,700 $ (966) Consolidated Statement of Income and Comprehensive Income 27

Consolidated Statement of Cash Flows (in thousands, unaudited) Three months ended March 31, 2014 2013 Cash provided by (used in): Operating activities: Net income (loss) $ 1,703 $ (966) Adjustments to reconcile net income (loss) to net cash provided by operating activities: Net deferred income taxes 65 (504) Changes in operating assets and liabilities: Premiums receivable 1,992 1,969 Ceded unearned premiums 600 18 Deferred policy acquisition costs (117) 21 Loss and loss adjustment expense reserves 51 786 Premiums collected in advance 505 94 Due to related party (1,736) 646 Unearned premium reserves 643 (540) Ceded reinsurance premiums payable 50 (23) Current income taxes payable 539 — Other, net 269 30 Net cash provided by operating activities 4,564 1,531 Investing activities: Purchase of fixed income securities (3,138) — Net purchases of short - term investments (103) — Net cash used in investing activities (3,241) — Financing activities: Proceeds from issuance of preferred stock, net 2,000 — Net cash provided by financing activities 2,000 — Net increase in cash and cash equivalents 3,323 1,531 Cash and cash equivalents at beginning of period 15,007 5,525 Cash and cash equivalents at end of period $ 18,330 $ 7,056 28